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                                                                    EXHIBIT 23.2




                        Consent of Independent Auditors



     We consent to the reference to our firm under the caption "Experts" and the caption "Selected Historical Financial Information-Paracelsus Hospitals and IASIS" and to the use of our reports dated November 12, 1999 and December 8, 1999 with respect to Paracelsus Utah Facilities (Subsidiaries of Paracelsus Healthcare Corporation) and IASIS Healthcare Corporation (the management company), respectively, in the Registration Statement (Amendment No. 4 to Form S-4, No. 333-94521) and related Prospectus of IASIS Healthcare Corporation for the registration of $230 million of 13% Senior Subordinated Notes.




                                                           /s/ Ernst & Young LLP


Nashville, Tennessee
April 14, 2000